Exhibit 10.5

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
among
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
MONEYGRAM INTERNATIONAL, INC.
And
GSMP V ONSHORE US, LTD.
GSMP V OFFSHORE US, LTD.
GSMP V INSTITUTIONAL US, LTD.
Dated as of March 24, 2008
Relating to:
$500,000,000
13.25% Senior Secured Second Lien Notes Due 2018

i

EXHIBITS:

Exhibit A	Form of Indenture
Exhibit B	Form of Registration Rights Agreement
Exhibit 2.4	Form of Effective Date Certificate
Exhibit 3.11(a)	Form of Secretary’s Certificate

Exhibit 3.11(b)	Form of Officer’s Certificate
Exhibit 3.11(c)	Form of Solvency Certificate
Exhibit 3.16(a)	Form of Second Priority Security Agreement
Exhibit 3.16(b)	Form of Second Priority Pledge Agreement
Exhibit 3.16(c)	Form of Second Priority Patent Security Agreement
Exhibit 3.16(d)	Form of Second Priority Patent Security Agreement
Exhibit 3.16(e)	Form of Second Priority Trademark Security Agreement
Exhibit 3.16(f)	Form of Second Priority Trademark Security Agreement
Exhibit 3.16(g)	Form of Intercreditor Agreement
Exhibit 4	Financial information
SCHEDULES:

Schedule I	Holdco Disclosure Schedules
Schedule 2.2	Information Relating to the Purchasers

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT
     SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of March 24, 2008, among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Company”), MoneyGram International, Inc., a Delaware Corporation (“Holdco”), GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”) and GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Institutional” and together with GSMP Onshore and GSMP Offshore, the “Initial Purchasers”).
RECITALS
     WHEREAS, the Company, Holdco and the Initial Purchasers entered into that certain note purchase agreement, dated as of the Signing Date (the “Original Note Purchase Agreement”).
     WHEREAS, the Company, Holdco, the Initial Purchasers and THL Credit Partners, L.P., a Delaware limited partnership (“THL CP”) entered into that certain amended and restated note purchase agreement, dated as of the Effective Date (the “Amended and Restated Note Purchase Agreement”).
     WHEREAS, on March 8, 2008, Holdco acknowledged that certain of the closing conditions of that certain Purchase Agreement, dated as of the Signing Date (as in effect on the Signing Date, the “Original Equity Purchase Agreement”) related to capital of Holdco, including but not limited to Section 1.2(c)(iii) and Section 1.2(c)(vii) of the Original Equity Purchase Agreement, had not been satisfied and would not be satisfied.
     WHEREAS, certain of the closing conditions of the Original Note Purchase Agreement related to capital of Holdco, including but not limited to Section 3.1(d), 3.9 and 3.13(b) of the Original Note Purchase Agreement, have not been satisfied and will not be satisfied and accordingly, the Initial Purchasers were not required to purchase the Notes under the terms of the Original Note Purchase Agreement.
     WHEREAS, pursuant to that certain Amended and Restated Purchase Agreement, dated as of the Signing Date, as amended on March 17, 2008 (such agreement, together with all of the exhibits and schedules thereto, in each case, as in effect on the Effective Date, the “Equity Purchase Agreement”), between Holdco and the parties named as “Investors” therein (the “Equity Investors”), Holdco has agreed, subject to the terms and conditions set forth therein, to issue and sell to the Equity Investors, as applicable, on the Closing Date, for an aggregate cash purchase price as determined in the Equity Purchase Agreement (the “Equity Contribution”), the Series D participating convertible preferred stock of Holdco (the “Series D Preferred Stock”), Series B participating convertible preferred stock of Holdco (the “Series B Preferred Stock”) and shares of Series B-1 participating convertible preferred stock of Holdco (“Series B-1 Preferred Stock”), each as set forth in the Equity Purchase Agreement. The Equity Investors include investment funds affiliated with Thomas H. Lee Partners L.P. (the “Lead Sponsor”) and investment funds affiliated with GS Capital Partners VI, L.P. (“GSCP” and, together with the Lead Sponsor, the “Sponsors”) and also include the Initial Purchasers.
     WHEREAS, the consummation of the Equity Contribution in accordance with the Equity Purchase Agreement is subject to the consummation of certain concurrent transactions (such transactions, together with the Equity Contribution, the “Transactions”), including:

(a) that the Company shall have amended and restated the existing $350 million Amended and Restated Credit Agreement, dated as of June 29, 2005, of Holdco, as amended through the Effective Date, in accordance with the form attached to the Equity Purchase Agreement as Schedule D, to provide the Company with amended and restated senior credit facilities consisting of $350 million (less any original issue discount otherwise permitted under this Agreement) of term loans , of which $100 million has been previously funded and $250 million (less any original issue discount otherwise permitted under this Agreement) of which shall be new term loans to be funded on the Closing Date contemplated hereby, and a $250 million revolving credit facility (of which no more than $150 million will be drawn on the Closing Date) (collectively, the “Company Credit Facilities”);
(b) that Holdco shall have received full proceeds from the sale of the securities listed on Schedule B-1 to the Equity Purchase Agreement in the amounts set forth on Schedule B-1 thereto; and
(c) that the Company shall have received the proceeds of the issuance of its 13.25% senior secured second lien notes due 2018 (the “Notes”) issued pursuant to the indenture substantially in the form attached hereto as Exhibit A (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Indenture”).
     WHEREAS, the proceeds from the purchase of the Notes will be used by the Company and its Subsidiaries for investments in accordance with the provisions of the Indenture to supplement the Company’s unrestricted assets, to repay existing indebtedness and to pay related transaction costs and expenses.
     WHEREAS, THL CP will not purchase any Notes pursuant to this Agreement.
     WHEREAS, THL CP, the Purchasers and the Company are simultaneously herewith entering into a letter agreement pursuant to which after the closing THL CP will purchase from the Purchasers Notes on the terms and conditions set forth in such letter agreement.
     WHEREAS, pursuant to Section 10.4 of the Amended and Restated Note Purchase Agreement the parties hereto desire to amend and restate the Amended and Restated Note Purchase Agreement in its entirety as provided herein.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
     1.1. Definitions.
     As used herein, defined terms which are defined in the Indenture shall have, except where otherwise expressly set forth herein, the same respective meanings as such defined terms have in the Indenture, and, in addition, the following terms shall have the meanings specified herein unless the context otherwise requires (it being understood that defined terms shall include in the singular number the plural and in the plural the singular):
     “Agreement” is defined in Section 10.4.
     “AML Laws” means any anti-money laundering law or regulation applicable to Holdco or any Holdco Subsidiary.
     “Anti-boycott Laws” means the Export Administration Act and the Internal Revenue Code and any other applicable law regarding boycotts issued by a foreign government and not endorsed by the United States.
     “Bank Secrecy Act” means the Currency and Foreign Transactions Report Act, as amended.

     “Benefit Plan” has the meaning given to it in Section 4.13(a).
     “Board of Directors” has the meaning given to it in Section 4.5(a).
     “Board Observer” has the meaning given to it in Section 7.10.
     “Board Papers” is defined in Section 7.10.
     “Certificate of Designations” has the definition given to it in the Equity Purchase Agreement.
     “Closing” is defined in Section 2.3(a).
     “Closing Certificate” is defined in Section 3.24.
     “Closing Date” is defined in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Collateral” means the collateral described in the Security Documents.
     “Collateral Agent” means the Trustee in its capacity as Collateral Agent under the Indenture and under the Security Documents and any successor thereto in such capacity.
     “Company Credit Facilities” is defined in the recitals.
     “Contract” has the meaning given to it in Section 4.5(b).
     “Credit Documents” means the Company Credit Facilities and all agreements, guarantees, collateral documents, certificates, instruments, and other documents made or delivered in connection therewith.
     “D&T Deliverables” means the Satisfactory Audit Opinion and Deloitte & Touche LLP’s consent to file the Satisfactory Audit Opinion in Holdco’s Annual Report on Form 10-K.
     “Default” has the meaning given to it in the Indenture.
     “DTC” means The Depository Trust Company.
     “DTC Agreement” means a letter of representations between the Company and DTC.
     “Effective Date” means March 17, 2008.
     “Effective Date Certificate” is defined in Section 2.4.
     “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of Hazardous Materials or the failure to comply with Environmental Law.
     “Environmental Law” means any Law relating to pollution, the environment or natural resources.

     “Equity Contribution” is defined in the recitals.
     “Equity Documents” means the Equity Purchase Agreement and all agreements, certificates, instruments, and other documents made or delivered in connection therewith.
     “Equity Interest” is defined in the Indenture.
     “Equity Investors” is defined in the recitals.
     “Equity Purchase Agreement” is defined in the recitals.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefore.
     “ERISA Event” means (a) an event described in Section 4043 of ERISA and the regulations thereunder with respect to any Benefit Plan, other than any event as to which the thirty day notice period has been waived; or (b) the failure of any Benefit Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA.
     “Event of Default” means “Event of Default”, as such term is defined in the Indenture.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.
     “Export Administration Act” means The Export Administration Act of 1979, as amended, and the executive orders, rules and regulations pursuant to the President’s invocation of emergency powers under the International Emergency Economic Powers Act.
     “Fairness Opinions” is defined in Section 4.30.
     “Fee Letter” means that certain Amended and Restated Fee Letter dated as of the Effective Date by and between the Sponsors, the Initial Purchasers, Holdco the Company and THL Managers VI, LLC.
     “Final 10-K” means Holdco’s Annual Report on Form 10-K for the year ended December 31, 2007, in a form identical to a form that shall have been provided to the Initial Purchasers not less than one day prior to the Closing Date, which shall be in a form acceptable to the Initial Purchasers, in compliance with all applicable rules promulgated under the Exchange Act, excluding any rules related to filing deadlines, which such Final 10-K does not disclose or identify any material weakness in the design or operation of internal controls which could adversely affect Holdco’s ability to record, process, summarize and report financial data.
     “Financing Documents” means collectively, this Agreement, the Indenture, the Notes, the Registration Rights Agreements, the Fee Letter, the Management Rights Agreement, the Security Documents and the Intercreditor Agreement and all certificates, instruments, and other documents made or delivered in connection herewith and therewith.

     “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any of its Subsidiaries with respect to employees employed outside the United States.
     “GAAP” is defined in Section 4.6.
     “German Antitrust Act” means the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen).
     “Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “GSCP” is defined in the recitals.
     “Guarantors” has the definition given to it in the Indenture.
     “Hazardous Materials” means (x) petroleum and petroleum by-products, asbestos that is friable, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (y) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.
     “Holdco Disclosure Schedule” means a schedule attached hereto as Schedule I setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Holdco’s or the Company’s representations or warranties contained in Section 4.
     “Holdco Intellectual Property” means all patents and patent applications currently owned by Holdco and the Holdco Subsidiaries that are material to the business of Holdco and the Holdco Subsidiaries, taken as a whole, as currently conducted.
     “Holdco Subsidiary” is defined in Section 4.3.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Infringe” means, in relation to Intellectual Property, infringing upon, misappropriating or violating the rights of any third party.
     “Indemnitee” has the meaning given to it in Section 9.2.
     “Indenture” has meaning given to it in the recitals.
     “Initial Equity Securities” is defined in the recitals.
     “Initial Purchasers” is defined in the preamble.

     “Intellectual Property” means the following and all rights pertaining thereto: (A) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries), (B) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (C) copyrights, proprietary designs, computer software, mask works, databases, and registrations and applications for registration thereof, (D) confidential and proprietary information, trade secrets, know-how and show-how, and (E) all similar rights, however denominated, throughout the world.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Closing Date, among JPMorgan Chase Bank, N.A., as First Priority Collateral Agent, Collateral Agent, the Company and the Guarantors, a form of which is attached hereto as Exhibit 3.16(g).
     “Investment Company Act” means the Investment Company Act of 1940 as from time to time in effect and any successor act to all or a portion thereof.
     “Investment Policy” is defined in Section 6.2.
     “Investors” has the definition given to it in the Equity Purchase Agreement.
     “IRS” means the Internal Revenue Service of the United States of America.
     “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.
     “Lead Sponsor” is defined in the recitals.
     “Management Rights Agreement” means the management rights agreement dated as of the Closing Date among Holdco, the Company and GS Mezzanine Partners V Institutional, L.P. (the indirect owner of GSMP Institutional).
     “Material Adverse Effect” means: (1) for any purpose under this Agreement other than Section 7, any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdco and the Holdco Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdco and the Holdco Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents, (c) would materially impair the rights and remedies of the Purchasers under this Agreement or any of the other Financing Documents, taken as a whole, or (d) would materially impair the ability of Holdco to perform its obligations under the Equity Purchase Agreement or otherwise materially threaten or materially impede the consummation of the Purchase (as defined in the Equity Purchase Agreement) and the other transactions contemplated by the Equity Purchase Agreement; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdco or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Authority, (iv) any change in Holdco’s stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdco to meet revenue or earnings guidance published or otherwise provided to the Purchaser (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdco’s portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdco or the Sponsors taken as required by the Equity Purchase Agreement or with the prior written consent of the Purchaser, (vii) public announcement, in and of itself, by a third party not affiliated with Holdco of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdco and (viii) the public announcement of the Equity Purchase Agreement and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Equity Purchase Agreement); provided further, however, that Material Adverse Effect shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdco and the Holdco Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry; and (2) for any purpose under Section 7 of this Agreement, any circumstance, event, change, development or effect that, (a) is material and adverse to the financial position, results of operations, business, assets or liabilities of Holdco and the Holdco Subsidiaries, taken as a whole, (b) would materially impair the ability of Holdco and the Holdco Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents, or (c) would materially impair the rights and remedies of the Purchasers under this Agreement or any of the other Financing Documents, taken as a whole.
     “MSPI” means MoneyGram Payment Systems Inc., a wholly owned subsidiary of the Company.
     “Multiemployer Plan” is defined in Section 4.13(e).
     “Notes” is defined in the recitals.
     “OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.
     “Officer’s Certificate” is defined in Section 3.11(b).
     “Original Equity Purchase Agreement” is defined in the recitals.
     “Originally Previously Disclosed” means information: (i) set forth in the Holdco Disclosure Schedule (defined for purposes of this definition only as set forth in the Original Note Purchase Agreement), dated as of the Signing Date, corresponding to the provision of the Original Note Purchase Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Holdco Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of the Original Note Purchase Agreement or the Holdco Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure); or (ii) otherwise disclosed on a SEC Document, prior to the Signing Date (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature).
     “Outside Receipt Date” is defined in Section 3.6 (c).
     “Patriot Act” is defined in Section 10.17.
     “Preferred Stock” means the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series D Preferred Stock.

     “Previously Disclosed” means information: (i) set forth in the Holdco Disclosure Schedule corresponding to the provision of this Agreement to which such information relates (provided that any disclosure with respect to a particular paragraph or section of this Agreement or the Holdco Disclosure Schedule shall be deemed to be disclosed for other paragraphs and sections of this Agreement or the Holdco Disclosure Schedule to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure); or (ii) otherwise disclosed on a SEC Document, prior to the Effective Date (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific, predictive or forward-looking in nature) (“Filed SEC Documents”).
     “Private Offering” means any offer and/or sale by one or more of the Purchasers of some or all of the Notes without registration under the Securities Act but in compliance with Rule 144A, Rule 144, Regulation S, Section 4(1) or any other applicable rule or provision under the Securities Act.
     “Purchase Price” is defined in Section 2.2(b).
     “Purchasers” means the Initial Purchasers.
     “Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.
     “Registration Rights Agreement” means the Registration Rights Agreement among the Company, Holdco and each Purchaser, to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit B, as amended, supplemented, restated or otherwise modified from time to time.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.
     “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment in derogation of Environmental Law.
     “Responsible Officer” means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer or the treasurer.
     “Rule 144” has the meaning given to it in the Indenture.
     “Rule 144A” has the meaning given to it in the Indenture.
     “Rule 502” means Rule 502 of Regulation D under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.

     “Satisfactory Audit Opinion” means either combined or separate unqualified reports on the audit of Holdco, and its Subsidiaries, financial statements and internal controls over financial reporting as of and for the year ended December 31, 2007 as illustrated within paragraphs 87 and 88 of the Public Company Accounting Oversight Board Bylaws and Rules, Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements,” prepared in accordance with GAAP (neither the Deloitte & Touche LLP financial statement opinion as of and for the year ended December 31, 2007 nor to the Notes to Consolidated Financial Statements attached to the audited financial statements, nor Items 1 through 15 of the Company’s December 31, 2007 Annual report on Form 10-K, shall include any reference to Holdco’s ability to operate as a going concern).
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” is defined in Section 4.6(a).
     “Securities” has the meaning given to it in the Equity Purchase Agreement.
     “Security Documents” means: (i) that certain Second Priority Security Agreement, to be dated as of the Closing Date, among the Company, the Guarantors and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(a), (ii) that certain Second Priority Pledge Agreement, to be dated as of the Closing Date, among the Company, the Guarantors and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(b), (iii) that certain Second Priority Patent Security Agreement, to be dated as of the Closing Date, among Holdco and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(c), (iv) that certain Second Priority Patent Security Agreement, to be dated as of the Closing Date, among MPSI and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(d), (v) that certain Second Priority Trademark Security Agreement, to be dated as of the Closing Date, among Holdco and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(e), (vi) that certain Second Priority Trademark Security Agreement, to be dated as of the Closing Date, among PropertyBridge, Inc., a Delaware corporation, and the Collateral Agent, a form of which is attached hereto as Exhibit 3.16(f) and (vii) collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture, which will be identical to the agreements for the First Priority Liens Obligations, but on a second priority lien basis.
     “Series B Preferred Stock” is defined in the recitals.
     “Series B-1 Preferred Stock” is defined in the recitals.
     “Series D Preferred Stock” is defined in the recitals.
     “Signing Date” means February 11, 2008.
     “Signing Date Certificate” is defined in Section 2.4.
     “Solvency Certificate” is defined in Section 3.11(c).
     “Solvent” means, with respect to any Person, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated; and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed by

Holdco and the Company as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that such Person reasonably expects to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).
     “Sponsors” is defined in the recitals.
     “State” means any of the jurisdictions listed on Section 3.3(b) of the Company Disclosure Schedule (as defined in the Equity Purchase Agreement).
     “Subsequent Purchaser” means a purchaser of any Note who acquired such Note in a Private Offering in accordance with Section 8.1.
     “Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).
     “Tax Return” means any return, report or similar filing, (including attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
     “Termination Date” is defined in Section 2.2(e).
     “Termination Development” means (i) any circumstance, event, change, development or effect that, individually or in the aggregate, is adverse to the financial position, results of operations, business, prospects, assets or liabilities of Holdco or its Subsidiaries as determined in the sole discretion of the Initial Purchasers, (ii) any negative development related to Holdco’s or its Subsidiaries’ agents, official check customers, clearing banks or regulators as determined in the sole discretion of the Initial Purchasers, and (iii) the Initial Purchasers becoming aware after the Effective Date of any matter in clauses (i) or (ii) above that occurred prior to the date hereof.
     “Total First Lien Indebtedness” means, as of any date of determination, funded Total Indebtedness that in each case is secured by First Priority Liens on property or assets of Holdco and its Subsidiaries.
     “Total Loss” has the meaning given to it in the Equity Purchase Agreement.
     “Transaction Documents” means the Credit Documents, the Equity Documents and the Financing Documents.
     “Transactions” is defined in the recitals.
     “Trustee” means Deutche Bank Trust Company Americas.

     “Unrestricted Assets” has the meaning given to it in Schedule E to the Equity Purchase Agreement.
     “U.S. Economic Sanction” means any economic sanction imposed by any rule, regulation or statute of the United States, including without limitation, those administered by OFAC and any other applicable laws imposing economic sanctions.
     “U.S. Foreign Corrupt Practices Act” is defined in Section 4.12(b)
     1.2. Computation of Time Periods.
     For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     1.3. Terms Generally.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) “or” is not exclusive;
     (3) an accounting term not otherwise defined has the meaning assigned to it, and shall be construed, in accordance with GAAP;
     (3) words in the singular include the plural, and in the plural include the singular;
     (4) “will” shall be interpreted to express a command;
     (5) the word “including” means “including without limitation”;
     (6) any reference to any Person shall be construed to include such Person’s successors and permitted assigns;
     (7) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (8) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; and
     (9) references to sections of or rules under the Securities Act and the Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2.
AUTHORIZATION AND ISSUANCE OF NOTES
     2.1. Authorization of Issue.
     On or prior to the Closing, the Company will authorize the issuance and sale of the Notes. The Notes shall be substantially in the form specified in the Indenture.
     2.2. Sale and Purchase of the Notes.
     (a) Subject to the terms and conditions of this Agreement, on or prior to the Termination Date, the Company will issue and sell to each of the Purchasers and each of the Purchasers will purchase from the Company, at the Closing provided for in Section 2.3, the Notes in the principal amounts and for the portion of the Purchase Price as set forth in Schedule 2.2 hereto.
     (b) The aggregate cash purchase price (the “Purchase Price”) for the Notes shall be equal to the principal face amount of the Notes being so purchased.
     (c) The parties agree to report the sale and purchase of the Notes for all federal, state, local and foreign Tax purposes in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing, except as required by applicable law.
     (d) The obligations hereunder of the Purchasers to purchase and pay for the Notes are several and not joint and no Purchaser will have any liability to any Person for the performance or non-performance by any other Purchaser.
     (e) The obligation of the Purchasers to purchase the Notes and the obligation of the Company to sell and issue the Notes in accordance with the terms of this Agreement shall terminate on the date of the termination of the Equity Purchase Agreement in accordance with its terms (the “Termination Date”).
     2.3. Closing.
     (a) Subject to satisfaction or waiver of the conditions set forth in Section 3 hereof, the sale and purchase of the Notes shall occur at the offices of Wachtell, Lipton, Rosen & Katz located at 51 West 52nd Street, New York, New York, commencing at 10 a.m. local time, at a closing (the “Closing”), but in any event the Closing shall be no later than March 25, 2008, or at such other date or time as mutually agreed by the Company and the Initial Purchasers. The date and time of the Closing is referred to herein as the “Closing Date”.
     (b) At the Closing, the Company will deliver to each Purchaser purchasing Notes, in such denominations as such Purchaser may request (subject to the terms of the Indenture), representing in the aggregate the full principal amount of Notes to be purchased by such Purchaser on the Closing Date, each such Note dated the Closing Date and registered in such Purchaser’s name, against payment by such Purchaser to the Company of the amount of the applicable portion of the Purchase Price (as provided in Section 2.2), by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least one Business Day prior to the Closing Date.
     (c) If at the Closing the Company shall fail to deliver to the Purchasers the Notes as provided in Section 2.3(b), or any of the conditions specified in Section 3 shall not have been fulfilled to the Initial

Purchasers’ reasonable satisfaction or waived, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement.
     2.4. Effective Date Certificate.
     On the Signing Date, Holdco delivered to the Initial Purchasers the certificate (the “Signing Date Certificate”) as provided in Section 2.4 of the Original Note Purchase Agreement. On the Effective Date, Holdco delivered to the Purchasers a certificate (the “Effective Date Certificate”), substantially in the form of Exhibit 2.4 to this Agreement, from Holdco, signed by the Chief Executive Officer and the Chief Financial Officer of Holdco, certifying: (i) that each of the representations and warranties contained in Sections 4.1 through 4.17, 4.23 and 4.29 through 4.31 of this Agreement shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties must be true and correct in all respects) on or as of the Effective Date as if made on and as of the Effective Date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of such earlier date), (ii) to the knowledge of the applicable officer: (x) that none of the written factual information and written data (taken as a whole) furnished by or on behalf of Holdco or any of the Holdco Subsidiaries or any of their respective authorized representatives to the Purchasers on or before the Effective Date for purposes of or in connection with this Agreement contained, when furnished, any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of such certificate, such factual information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature, and (y) that the projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (ii)(x) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, (iii) that the financial information, data and performance information listed on Exhibit 4 hereto furnished by or on behalf of Holdco or the Company to the Purchasers on or before the Effective Date for purposes of or in connection with this Agreement was true, complete and accurate as and when furnished to the Purchasers, and (iv) all of the certifications set forth in the Signing Date Certificate are true and correct in all respects.
     2.5 Fees.
     On the Signing Date, Holdco paid the fees set forth, and otherwise satisfied the other terms and conditions set forth in, the Fee Letter. On The Effective Date the Initial Purchasers recieved the Fee (as defined in that certain Amended and Restated Fee Letter, dated the Effective Date).
SECTION 3.
CONDITIONS TO CLOSING
     Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by it at the Closing is subject to the reasonable satisfaction or waiver by the Initial Purchasers, prior to or at the Closing Date, of each of the conditions specified below in this Section 3:

     3.1. No Violation; No Legal Constraints; Consents, Authorizations and Filings, Etc.
     (a) The expiration or termination of: (i) any applicable waiting period under the HSR Act and (ii) any applicable waiting period under the German Antitrust Act in each case, required to consummate the purchase from Holdco at the Closing, of the Securities as contemplated by the Equity Purchase Agreement and for the Investors to own, and fully vote and convert into common stock, all of the Securities;
     (b) no provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or the consummation of any of the transactions contemplated by the Transaction Documents or shall prohibit or restrict any Investor or its Affiliates from owning, or fully voting and converting, the Securities to be acquired by such Investor pursuant to the terms of such respective Securities, and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing;
     (c) each Purchaser’s purchase of the Notes shall be permitted by all applicable laws of each jurisdiction to which it is subject; and
     (d) prior to the Closing, Holdco shall have received full proceeds from the sale of the securities listed on Schedule B-1 to the Equity Purchase Agreement in the amounts set forth on Schedule B-1 thereto.
     3.2. Indebtedness.
     On the Closing Date, the Company and Holdco shall have (i) (A) amended Holdco’s existing Amended and Restated Credit Agreement, dated as of June 29, 2005, in accordance with the form of Amended and Restated Credit Agreement attached to the Equity Purchase Agreement as Schedule D, (B) received an additional $250 million of term loans (less any original issue discount otherwise permitted under this Agreement) under its existing Amended and Restated Credit Agreement following such amendment described in clause (A) above; (C) never borrowed any funds under, and shall have terminated, its existing 364-Day Credit Agreement, dated as of November 15, 2007, as amended; and (ii) no Indebtedness (as determined on a consolidated basis in accordance with GAAP) shall remain outstanding immediately after giving effect to the Transaction other than: (x) the loans under the Company Credit Facilities and (y) the Notes and (z) indebtedness incurred in the ordinary course of business not to exceed, individually or in the aggregate, $5 million. After giving effect to the transactions contemplated hereby, there shall not exist (pro forma for such transactions and the financing thereof) any Default or Event of Default under the Indenture or the Notes.
     3.3. Material Adverse Change.
     Except as Previously Disclosed, (A) since September 30, 2007, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdco or the Company, and (B) each of the Initial Purchasers in its respective sole judgment and discretion shall have determined that since the Effective Date, no change or event shall have occurred and no circumstances shall exist which constitute, or would reasonably be expected to constitute, individually or in the aggregate, a Termination Development. With respect to matters which have been Previously Disclosed, in determining whether this condition is satisfied, any circumstance, event or condition occurring after the Effective Date shall be taken into account, including any deterioration, worsening or adverse consequence of such Previously Disclosed matters occurring after the Effective Date.

     3.4. Regulatory.
     (A) None of Holdco, the Company or MPSI, shall have received written or oral notice from any State to the effect that such State has determined that Holdco, the Company or MPSI can no longer conduct its money transfer or payment systems businesses in such State or has revoked, or intends to revoke, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State, or imposed, or intends to impose, conditions on, or material fines with respect to, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to Holdco, the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (B) Holdco, the Company or MPSI shall have received assurances, in a form acceptable to the Initial Purchasers, from each State from which the Initial Purchasers determines is necessary, that such State will not (x) determine that Holdco, the Company or MPSI may not conduct its money transfer or payment systems businesses in such State, (y) revoke Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State, or (z) impose conditions on, or material fines with respect to, Holdco’s, the Company’s or MPSI’s license to conduct such businesses in such State (which conditions are adverse to Holdco, the Company or MPSI and are not generally applicable to other persons conducting money transfer or payments systems businesses in such State); (C) prior to and immediately following the Closing, Holdco and each of its Subsidiaries shall have all licenses required under applicable money transmitter, official check or similar Laws to conduct Holdco’s and its Subsidiaries’ business as presently conducted; and (D) immediately following the Closing, Holdco and each of its Subsidiaries shall be in compliance with all applicable money transmitter, official check or similar Laws applicable to Holdco or its Subsidiaries, including, without limitation, all net worth, tangible net worth, unrestricted assets and other financial ratios requirements applicable to Holdco or its Subsidiaries.
     3.5. Fees and Expenses.
     (a) All the fees and expenses payable by Holdco and the Company to the Purchasers pursuant to the Transaction Documents, including without limitation, the fees and expenses of each Purchaser and counsel for the Purchasers for which invoices have been presented (including the fees of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Initial Purchasers), shall have been paid in full.
     3.6. Holdco Audit/10-K/Absence of Restatement.
     (a) (A) (i) Holdco’s receipt from Deloitte & Touche LLP of the D&T Deliverables, which shall be delivered if the amounts set forth on Schedule F to the Equity Purchase Agreement shall have been placed into an escrow account pursuant to an escrow agreement reasonably acceptable to the Initial Purchasers, Holdco and Deloitte & Touche LLP with irrevocable instructions to be released to Holdco on the Closing Date upon Holdco’s receipt of the D&T Deliverables, or (ii) if the amounts set forth on Schedule F to the Equity Purchase Agreement shall not have been placed into an escrow account with irrevocable instructions to be released to Holdco on the Closing Date upon Holdco’s receipt of the D&T Deliverables, then Holdco and Deloitte & Touche LLP shall have committed to the Initial Purchasers on the Closing Date that, after both Holdco and Deloitte & Touche LLP shall have verified that the amounts set forth on Schedule F to the Equity Purchase Agreement have been credited to the bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement, Holdco will receive from Deloitte & Touche, the D&T Deliverables and (B) Holdco’s financial printer Bowne shall have notified the Initial Purchasers (on the Closing Date) that Holdco has delivered the Final 10-K to Bowne with the irrevocable instruction that Bowne file the Final 10-K on behalf of Holdco, and that Bowne is prepared to file and will file the Final 10-K with the SEC, in each case, immediately upon notification from Holdco that the amounts set forth on Schedule F to the Equity Purchase Agreement have been successfully credited to the Holdco bank account set forth across from such amount on Schedule F to the Equity Purchase Agreement;
     (b) each of the Initial Purchasers shall have had a full and complete opportunity to review Holdco’s books and records, internal controls and procedures, and to interview current and former Holdco personnel as determined to be necessary by each of the Initial Purchasers, and will have determined that Holdco’s books and records, internal controls and procedures, as well as Holdco’s prior disclosures, are acceptable to each Initial Purchaser in its respective sole judgment and discretion; and it is understood and agreed that such determination by each of the Initial Purchasers shall be based on, among other things, but not limited to, the subjective view of each of the Initial Purchasers of Holdco’s potential exposure, if any, to claims and investigations related in any to Holdco’s books and records, internal controls and procedures, and prior disclosures;
     (c) neither Deloitte & Touche LLP nor any other accounting firm shall have issued to Holdco any opinion regarding the consolidated financial statements of Holdco and its Subsidiaries as of and for the year ended December 31, 2007 which is not a Satisfactory Audit Opinion;
     (d) there shall not have been a restatement (nor shall any restatement be under consideration by Holdco, its external auditors or, to the knowledge of Holdco, the SEC) of any prior period financial statements of Holdco; and
     (e) Holdco shall have resolved to the satisfaction of the SEC (including having taken any and all corrective action requested by the Staff of the SEC, if any) all comments received by Holdco from the SEC on the SEC Documents.
     3.7. Representations and Warranties.
     Each of the representations and warranties contained herein shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) on or as of the Closing Date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of such earlier date), in each case after giving pro forma effect to the consummation on the Closing Date of the Transactions, the issuance of the Notes to be issued on the Closing Date and the application of the proceeds thereof.
     3.8. Performance; No Default.
     The Company and Holdco shall have performed and complied in all material respects with all agreements and covenants contained herein and therein required to be performed or complied with by them prior to or at the Closing (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Initial Purchasers) and, after giving effect to the Transactions, the issuance of the Notes and the application of the proceeds thereof, no Default shall have occurred and be continuing.
     3.9. Equity Contribution.
     At the Closing, the Equity Contribution shall have been made to Holdco in accordance with the Equity Purchase Agreement, and Holdco shall have received the Equity Contribution. All conditions precedent set forth in the Equity Documents shall have been satisfied or waived (with the prior consent of the Initial Purchasers if the Initial Purchasers reasonably determine such waiver is adverse to the Initial Purchasers).
     3.10. [Reserved].
     3.11. Compliance Certificates.
     (a) Secretary’s Certificate. The Company and each Guarantor shall have delivered to the Purchasers a Secretary’s Certificate, dated as of the Closing Date (the “Secretary’s Certificate”), in the form of Exhibit 3.11(a) hereto, certifying, among other things, as to (i) the Company’s and the Guarantors’ certificate or articles of incorporation or deed of incorporation (or, if an unlimited liability company, limited liability company or limited partnership, certificate of formation) and bylaws or articles of association (or, if an unlimited liability company or limited liability company, unlimited or limited liability company agreement, or, if a limited partnership, limited partnership agreement), (ii) the incumbency and signatures of certain officers of the Company and the Guarantors and (iii) the corporate proceedings of the Company and the Guarantors (including a Board consent in a form reasonably agreed to by the Initial Purchasers) relating to the authorization, execution and delivery of the Notes, this Agreement and the other Financing Documents to which the Company or any Guarantor is a party.
     (b) Officer’s Certificate. The Company shall have delivered to the Purchasers an Officer’s Certificate, each dated as of the Closing Date (the “Officer’s Certificate”), in the form of Exhibit 3.11(b) hereto, certifying, on and as of the Closing Date, as to (i) the representations and warranties of the Company, (ii) the performance and compliance in all material respects with all agreements and covenants contained herein, and (iii) no Default or Event of Default shall have occurred and be continuing under the Indenture or the Notes.
     (c) Solvency Certificate and Solvency Opinion. On the Closing Date, the Company shall have delivered to the Purchasers a certificate from the Chief Financial Officer of the Company, dated as of the Closing Date (the “Solvency Certificate”), in the form of Exhibit 3.11(c), and (if and to the extent delivered under the Company Credit Facilities) letters from a nationally recognized appraisal firm or valuation consultant satisfactory to the Initial Purchasers, in each case certifying or attesting, as applicable, that the Company on a consolidated basis with its Subsidiaries immediately after giving effect to the consummation of the Transactions, the issuance and sale of the Notes and after giving effect to the application of the proceeds of Notes, will be Solvent.
     3.12. Opinion of Counsel.
     On the Closing Date, the Purchasers shall have received an opinion from Kirkland & Ellis LLP, special New York counsel for the Company, or another counsel for the Company acceptable to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers.
     3.13. Financial Information.
     (a) The Purchasers shall have received: (a) as soon as monthly and quarterly financial statements are available to Holdco and its Subsidiaries, unaudited consolidated financial statements for any interim period or periods of Holdco and its Subsidiaries ended after the date of the most recent audited financial statements; and (b) customary pro forma consolidated financial statements. The most recent financial statements will show on a pro forma basis on the Closing Date: (i) funded Total Indebtedness of no more than $1,000 million plus indebtedness incurred in the ordinary course of business not to exceed, individually or in the aggregate, $5 million; (ii) Total First Lien Indebtedness of no more than $500 million; (iii) the Leverage Ratio (but excluding for purposes of the calculation thereof from the definition of Adjusted EBITDA (as defined in the Indenture) any gains or losses associated with the sale of securities held in Holdco or any of its Subsidiaries investment portfolio listed on Schedule B-1 to the Equity Purchase Agreement for Holdco and its Subsidiaries, as at the Closing Date, after giving pro forma effect to the Transactions, for the last twelve-month period ended February, 2008, is not greater than: 3.85:1.00 and (iv)(A) the transaction volumes generated from the “Money Transfer” business segment shall be no less than $3,170,700 for the month ended January, 2008 and $3,238,200 for the month ended February, 2008, and (B) the net revenue generated from the “Money Transfer” and the “Express Payment” business segments on a combined basis shall be no less than $35,063,244 for the month ended January, 2008 and no less than $35,737,927 for the month ended February, 2008. For purposes of clause (iv)(A) and (iv)(B) of this Section 3.13, the internal monthly financial statements for the months ended January, 2008 and February, 2008 shall be prepared on the same basis in all material respects to the monthly budgets for January, 2008 and February, 2008 and the historical monthly results previously provided to the Purchasers and included on Exhibit 4 to this Agreement.
     (b) After giving effect to the Transactions and the payment of fees and expenses payable by Holdco at the Closing in connection with the transactions contemplated by the Equity Purchase Agreement and the transactions contemplated hereby, including, without limitation, the expenses incurred in connection with the transactions contemplated by clause (iv) of Section 1.2(c) of the Equity Purchase Agreement, the expenses contemplated by Section 5.3 of the Equity Purchase Agreement and the Exclusivity Agreement (as defined in the Equity Purchase Agreement), the fees and expenses of Holdco’s advisors, and the fees and expenses of each Purchaser and counsel for the Purchasers, on a pro forma basis, Holdco shall have (x) at least $150 million in Unrestricted Assets and no more than $150 million will be drawn on the Closing Date, under Holdco’s revolving credit facility (which availability, for the purposes of this Section 3.13(b) shall take into account all letters of credit outstanding either through such facility or otherwise).
     3.14. Transaction Documents.
     On the Closing Date, the Purchasers shall have received true and correct copies of all Transaction Documents (including without limitation, the Indenture, the Notes, the Registration Rights Agreement, the other Financing Documents and (in respect of the Initial Purchasers only) the Management Rights Agreement, all of which shall be in form and substance reasonably acceptable to the Initial Purchasers) and such documents (i) shall have been duly authorized, executed and delivered by parties thereto; and (ii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Without limiting the generality of the preceding sentence, the Purchasers shall have received all such counterpart originals or certified or other copies of this Agreement and the other Financing Documents required to be delivered on the Closing Date.
     3.15. Execution and Authentication of Indenture and Notes.
     On the Closing Date, the Trustee shall have executed the Indenture and authenticated the Notes to be purchased by the Purchasers pursuant to this Agreement.
     3.16. Security Documents and Collateral.
     The Collateral Agent shall have received all Security Documents and the Intercreditor Agreement, substantially in the forms attached hereto as Exhibit 3.16(a) through Exhibit 3.16(g), duly executed by all parties thereto and the provisions of the Security Documents shall create legal, valid and continuing second-priority Liens (subject only to Permitted Liens) on all the Collateral described therein in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Purchasers securing the Obligations (as defined in the Security Documents), enforceable against Holdco, the Company and their respective Subsidiaries, as applicable, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, which Security Documents and Collateral shall be substantially similar to the Security Documents (as defined in the Company Credit Facilities) and Collateral (as defined in the Company Credit Facilities) provided to the Lenders (as defined in the Company Credit Facilities) under the Company Credit Facilities and shall be in form and substance satisfactory to the Initial Purchasers in their reasonable discretion.
     3.17. Bank Clearing Arrangements.
     The Company and Holdco shall have demonstrated to the reasonable satisfaction of the Initial Purchasers that adequate bank clearing arrangements are in effect on the Closing Date.
     3.18. Company Credit Facilities.
     (a) Holdco shall not have incurred (or become obligated to incur) fees of more than $5,375,000 relating to the transactions described in Section 1.2(c)(iv) of the Equity Purchase Agreement (other than clauses (D) and (E)) of the Equity Purchase Agreement plus annual administrative agency fees in an amount not exceeding $150,000 per annum payable quarterly; and
     (b) the Applicable Margin (as defined in Schedule D to the Equity Purchase Agreement) on the Term B Loans (as defined in Schedule D to the Equity Purchase Agreement) shall not have been increased by more than 1.625% per annum (all of which may take the form of original issue discount over a four-year life to maturity (i.e. 6.5% or $16,250,000)); provided that any increase shall have been necessary in the reasonable discretion of the Lead Arranger (as defined in Schedule D to the Equity Purchase Agreement) to place the Term B Loans and the Lead Arranger shall first consider (in consultation with Holdco and the Investors) using increases in the margin prior to imposing original issue discount.
     3.19. New York Stock Exchange.
     Holdco shall have received confirmation from the New York Stock Exchange, and such confirmation shall not have been withdrawn, that the issuance of the Series B Preferred Shares and the Series B-1 Preferred Shares and the transactions contemplated by the Transaction Documents are in compliance with the New York Stock Exchange’s shareholder approval policy and that Holdco has properly, and without condition, obtained an exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares and the Series B-1 Preferred Shares without obtaining approval of the stockholders of Holdco.
     3.20. Notice to Stockholders.
     Holdco shall have properly provided notice to the stockholders of Holdco that Holdco will issue the Series B Preferred Shares and the Series B-1 Preferred Shares without obtaining stockholder approval as required by, and in compliance with, Para. 312.05 of the New York Stock Exchange Listed Company Manual, and the ten (10) day notice period set forth in Para. 312.05 of the New York Stock Exchange Listed Company Manual shall have passed after such notice has been properly provided.

     3.21. Wal-Mart.
     Wal-Mart Stores, Inc. shall have confirmed in writing to Holdco (A) that the Money Services Agreement by and among MPSI and Wal-Mart Stores, Inc. (as amended through that certain Amendment 3 to Money Services Agreement dated as of the Signing Date but not amended by any subsequent amendments other than, if necessary, to make effective the extension of the term of the Money Services Agreement through January 31, 2013) will be in full force and effect after the consummation of the transactions contemplated hereby (which shall include an effective extension of the term of the Money Services Agreement through January 31, 2013) and (B) that the Original Equity Purchase Agreement, the Equity Purchase Agreement and this Agreement and the transactions contemplated thereby and hereby do not give Wal-Mart Stores, Inc. the right to terminate the Money Services Agreement.
     3.22. Insurance.
     Holdco shall have purchased, at its expense (A) directors and officers liability insurance, from reputable carriers to be agreed upon prior to Closing by Holdco and the Initial Purchasers and in at least the amounts as set forth on Schedule 4.1(b) to the Equity Purchase Agreement (or in a lesser amount agreed upon by the Initial Purchasers and Holdco) on behalf of and covering the individuals who at any time on or after the Closing Date are or become directors of Holdco, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions and (B) a fully-paid six-year “tail” insurance policy or policies with respect to directors’ and officers’ liability insurance (including excess A-side difference-in-conditions coverage and fiduciary liability coverage) of an amount no less, and with terms and conditions no less favorable, than those of the policies maintained by Holdco as of the Effective Date.
     3.23. Financial Statements.
     The Initial Purchasers shall have received at least three Business Days prior to the Closing Date, Holdco’s consolidated unaudited interim financial statements as of and for the one-month period ended January 31, 2008 and the one-month period ended February 29, 2008, including (i) the unaudited balance sheet as January 31, 2008 and February 29, 2008 and (ii) related unaudited consolidated statements of income, changes in stockholders’ equity, and detailed trial balances for the period from January 1, 2008 to January 31, 2008 and for the period from February 1, 2008 to February 29, 2008, in each case satisfactory in form and substance to the Initial Purchasers.
     3.24. Closing Certificate.
     On the Closing Date, the Company shall deliver to each of the Initial Purchasers a certificate (the “Closing Certificate”) signed on behalf of the Company by an executive officer of the Company confirming that each of the conditions set forth in this Section 3 has been satisfied.
SECTION 4.
REPRESENTATIONS AND WARRANTIES
     Except as Previously Disclosed (but only with respect to Sections 4.2 through and including 4.17), each of Holdco and the Company represents and warrants to the Purchasers on and as of the Effective Date (after giving “pro forma” effect to the consummation on the Closing Date of the Transactions, the issuance of the Notes to be issued on the Closing Date and the application of the proceeds thereof) and on the Closing Date, except as set forth in this Section 4, that:

     4.1. Disclosure.
     On or prior to the Effective Date, Holdco delivered to the Purchasers the Holdco Disclosure Schedules.
     4.2. Organization and Authority.
     Each of Holdco and the Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of Holdco and the Company is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Holdco and the Company has made available to the Purchasers prior to the execution of this Agreement, (i) a true and complete copy of the Certificate of Incorporation of the Company and the bylaws of the Company, in each case as in effect on the Effective Date and (ii) a complete copy of the Amended and Restated Certificate of Incorporation of Holdco and the bylaws of Holdco, in each case as in effect on the Effective Date.
     4.3. Holdco Subsidiaries.
     (a) Holdco has Previously Disclosed a complete and correct list of all of its subsidiaries, and all shares of the outstanding capital stock of each of which are owned directly or indirectly by Holdco. The subsidiaries of Holdco are referred to herein individually as a “Holdco Subsidiary” and collectively as the “Holdco Subsidiaries.” All of such shares so owned by Holdco (or its subsidiaries) are fully paid and non assessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto, except for Permitted Liens. Other than as Previously Disclosed, none of Holdco or any Holdco Subsidiary beneficially owns (the concept of “beneficial ownership” having the meaning assigned thereto in Section 13(d) of the Exchange Act), directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation or other entity, and none is, directly or indirectly, a partner in any partnership or party to any joint venture.
     (b) Each Holdco Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each Holdco Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.4. Capitalization.
     The authorized capital stock of Holdco consists of (i) 7,000,000 shares of preferred stock, 2,000,000 shares of which have been designated as “Series A Junior Participating Preferred Stock”, and of which no shares were outstanding as of the time of execution of the Equity Purchase Agreement, and (ii) 250,000,000 shares of common Stock, of which 82,598,034 shares were outstanding as of the date of the Equity Purchase Agreement. There are outstanding options to purchase an aggregate of not more than 4,071,039 shares of common Stock, all of which options are outstanding under the Benefit Plans. All of the outstanding shares of capital stock of Holdco have been duly and validly authorized and issued and are fully paid and non assessable. The shares of Preferred Stock to be issued at the Closing in accordance with the terms of the Equity Purchase Agreement or in respect of or upon conversion of such Preferred Stock (or upon the conversion of Preferred Stock received upon conversion of Preferred Stock to be issued at Closing) in accordance with the terms of the Equity Purchase Agreement and the respective Certificate of Designations, upon such issuance or conversion, as the case may be, will be duly and validly authorized and issued and fully paid and non assessable and not trigger any pre-emptive or similar rights of any other person. Except (A) as described above or Previously Disclosed, (B) for the rights granted pursuant to the Transaction Documents, or (C) under or pursuant to the Previously Disclosed Benefit Plans, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Holdco or any Holdco Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Holdco or any Holdco Subsidiary. Each of Holdco and any Holdco Subsidiary has Previously Disclosed all shares of Holdco capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Holdco or any Holdco Subsidiary since December 31, 2006 and all dividends or other distributions that have been declared, set aside, made or paid to stockholders of Holdco since that date.
     4.5. Authorization; No Default.
     (a) Each of Holdco and each Holdco Subsidiary has the power and authority to enter into the Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by Holdco and each Holdco Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of each of Holdco and each Holdco Subsidiary (the “Board of Directors”). The Transaction Documents to which Holdco and each Holdco Subsidiary are a party are valid and binding obligations of Holdco and each Holdco Subsidiary enforceable against Holdco and each Holdco Subsidiary in accordance with their respective terms. No stockholder vote of Holdco or any Holdco Subsidiary is required to authorize, approve or consummate any of the transactions contemplated hereby. The issuance of the Series B Preferred Shares and the Series B-1 Preferred Shares and the transactions contemplated by the Transaction Documents will be in compliance with the New York Stock Exchange’s shareholder approval policy and the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual.
     (b) Neither the execution, delivery and performance by Holdco and each Holdco Subsidiary of the Transaction Documents to which it is a party and any documents ancillary thereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Holdco and each Holdco Subsidiary with any of the provisions thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Holdco or any Holdco Subsidiary under any of the material terms, conditions or provisions of (1) its certificate of incorporation or bylaws or substantially equivalent governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each a “Contract”) to which Holdco or any Holdco Subsidiary is a party or by which it may be bound, or to which Holdco or any Holdco Subsidiary or any of the properties or assets of Holdco or any Holdco Subsidiary may be subject (other than Liens created under the Credit Documents), or (B) subject to compliance with the statutes, and regulations and votes referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Holdco or any Holdco Subsidiary or any of their respective properties or assets; except, in the case of clauses (A)(2) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) Other than (A) the filing of the Certificates of Designations with the Delaware Secretary of State, (B) the filings in connection or in compliance with the HSR Act, (C) the filings in connection or in compliance with the German Antitrust Act, (D) any actions described in the Security Documents necessary to perfect the security interest granted pursuant thereto, (E) the passage of the applicable ten (10) day notice period in compliance with Para. 312.05 of the New York Stock Exchange’s Listed Company Manual and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other person (nor expiration nor termination of any statutory waiting periods) is necessary prior to the consummation by Holdco or any Holdco Subsidiary of the transactions contemplated by the Transaction Documents to which it is a party.
     4.6. SEC Documents.
     (a) Except as Previously Disclosed, each of Holdco and the Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Holdco or the Company or furnished by Holdco or the Company since December 31, 2005 (including any items incorporated by reference or attached as Exhibits thereto) (the “SEC Documents”). No Holdco Subsidiary is required to make any filings of SEC Documents. As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any SEC Document. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Holdco included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Holdco and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except as specifically reflected or reserved against in the audited consolidated balance sheet of Holdco as at September 30, 2007 included in the Filed SEC Documents, neither Holdco nor any Holdco Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the Effective Date, to be reflected on a consolidated balance sheet of Holdco (including the notes thereto), except liabilities and obligations that (A) were incurred in the ordinary course of business consistent with past practice since September 30, 2007 or (B) have not had and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
     (b) Holdco (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Holdco, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Holdco by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the Effective Date, to Holdco’s outside auditors and the audit committee of the Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Exchange Act, Rule 13a-15(f)) that are reasonably likely to adversely affect Holdco and each Holdco Subsidiary’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdco or each Holdco Subsidiary’s internal controls over financial reporting. As of the date of this Agreement, Holdco has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2005, (x) neither Holdco nor any Holdco Subsidiary nor, to the knowledge of Holdco, any director, officer, employee, auditor, accountant or representative of Holdco or any Holdco Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Holdco or any Holdco Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Holdco or any Holdco Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing Holdco or any Holdco Subsidiary, whether or not employed by Holdco or any such subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Holdco or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of Holdco or any Holdco Subsidiary.
     4.7. Taxes.
     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) Holdco and each of Holdco’s Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (B) Holdco and each of Holdco’s Subsidiaries have paid all Taxes that are required to be paid by any of them, (C) as of the Effective Date, there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against Holdco or any of Holdco’s Subsidiaries, and (D) all Taxes required to be withheld by Holdco and Holdco’s Subsidiaries have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (D) or clause (A) or (B) above, with respect to matters contested in good faith and for which adequate reserves have been established on Holdco’s financial statements in accordance with GAAP). Holdco has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code. Neither Holdco nor any Holdco’s Subsidiary has entered into any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
     4.8. Ordinary Course.
     Except as Previously Disclosed since September 30, 2007, Holdco and each Holdco Subsidiary has conducted its respective businesses in all material respects in the ordinary course of business, consistent with prior practice (and, without limiting the generality of the foregoing, none of Holdco nor any Holdco Subsidiary has taken any action referred to in clauses (a) and (b) of Section 3.3 of the Equity Purchase Agreement, assuming the said Section had been in effect at all times since September 30, 2007).
     4.9. Commitments and Contracts.
     (i) Except for the Benefit Plans, the Contracts filed as exhibits or incorporated by reference in or to the SEC Documents, and the Contracts Previously Disclosed, neither Holdco nor any Holdco Subsidiary is a party to or bound by any Contract that: (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the Effective Date; (B) creates any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any third party; (C) is a voting agreement or registration rights agreement; (D) relates to any indebtedness, or interest rate or currency hedging agreements, having an outstanding principal or notional amount in excess of $50,000,000, or any guarantees thereof, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of Holdco and the Holdco Subsidiaries under such contract are greater than $50,000,000; (E) relates to the acquisition or disposition of any material assets other than in the ordinary course of business consistent with past practice, where such contract contains continuing material obligations or contains continuing indemnity obligations of Holdco or any of the Holdco Subsidiaries; or (F) is a commitment or agreement to enter into any of the foregoing. Except as set forth on Section 4.9 of the Holdco Disclosure Schedule, neither Holdco nor any Holdco Subsidiary is a party to or bound by any Contract (x) that contains provisions that purport to limit the ability of Holdco or any of the Holdco Subsidiaries, or any Affiliate, stockholder or director of Holdco or any Holdco Subsidiary in their capacities as such, to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, Holdco or any of the Holdco Subsidiaries may carry on any business or (y) is a commitment or agreement to enter into any such Contract.
     (ii) The Contracts set forth in this Section 4.9(ii) (together with any and all amendments, disclosure schedules and side letters thereto) are collectively referred to herein as the “Disclosed Contracts.” Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither Holdco nor any Holdco Subsidiary is in breach, default or violation of the terms of any Disclosed Contract, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Holdco or any of the Holdco Subsidiaries, and Holdco has no knowledge of (and has not received notice of) any breach, default or violation (or any condition which with the passage of time or the giving of notice, or both, would cause such a breach, default or violation) by any party under any Disclosed Contract; and (B) each Disclosed Contract is a valid and binding obligation of Holdco (or the Subsidiaries of Holdco party thereto), is in full force and effect and is enforceable against Holdco and the Holdco Subsidiaries and, to the knowledge of Holdco, the other parties thereto in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     4.10. Litigation and Other Proceedings.
     There is no claim, suit, action, investigation or proceeding pending or, to the knowledge of Holdco, threatened, against Holdco or any Holdco Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is Holdco or any Holdco Subsidiary subject to any order, judgment or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     4.11. Insurance.
     Holdco and each Holdco Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Holdco has owned such Holdco Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

     4.12. Compliance with Laws.
     (a) Holdco and each Holdco Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities (collectively, the “Permits”) that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Holdco and the Holdco Subsidiaries, taken as a whole; and all such Permits are in full force and effect and, to the knowledge of Holdco, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the conduct by Holdco and each Holdco Subsidiary of their business and the condition and use of their properties does not violate or Infringe any applicable domestic (federal, state or local) or foreign Law, statute, ordinance, license or regulation, (ii) neither Holdco nor any Holdco Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Entity, and (iii) Holdco currently is complying with all, and, to the knowledge of the Holdco and the Holdco Subsidiaries, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of any, applicable federal, state, local and foreign Law, statute, regulation, rule, license, judgment, injunction or decree.
     (b) Without limiting the generality of the foregoing, Holdco and each of the Holdco Subsidiaries have acted in conformity with all applicable Laws and regulations pertaining to export controls, economic sanctions, national security controls, and similar regulations of international commerce, including, but not limited to, the U.S. Export Administration Regulations, 15 C.F.R. pt. 730 et seq., the U.S. antiboycott rules, 15 C.F.R. pt. 760 et seq. and 26 U.S.C. § 908 & 999, the Office of Foreign Assets Control regulations, 31 C.F.R. pt. 500 et seq., U.S. anti-money laundering Laws (e.g., 18 U.S.C. §§ 1956-57, 18 U.S.C. § 1960 and 31 U.S.C. §§5311-32), and all non-U.S. counterparts or equivalents of the foregoing, in each case, except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect. Also, without limiting the generality of the foregoing, the Company, each of its Subsidiaries, and each of Holdco’s and its Subsidiaries’ employees and agents have acted in conformity with all applicable Laws and regulations pertaining to corrupt, illegal or unauthorized payments, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., in each case, except as, individually or in the aggregate, would not reasonably expected to have a Material Adverse Effect.
     4.13. Benefit Plans.
     (a) Holdco has Previously Disclosed or has previously filed as an exhibit to an SEC Document or made available to the Purchasers or its representative each of the following to which Holdco or any Holdco Subsidiary is a party or subject: any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing welfare, severance, change in control, or fringe benefits or other compensation with respect to any present or former officer, director, employee or consultant of Holdco or any Holdco Subsidiary (each, other than a Multiemployer Plan, a “Benefit Plan”), in each case, requiring aggregate annual payments or contributions by Holdco and any Holdco Subsidiary in an aggregate amount in excess of $1,000,000 or which has aggregate unfunded liabilities in an amount in excess of $1,000,000 individually provided that the aggregate unfunded liabilities of the Benefit Plans not Previously Disclosed or filed as an SEC Document do not exceed $3,000,000. Section 4.13 of the Holdco Disclosure Schedule sets forth a complete list of the Benefit Plans.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, Holdco and any Holdco Subsidiary have complied, and are now in compliance with ERISA, the Code and all Laws and regulations applicable to such Benefit Plans and each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such Benefit Plan is so qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, and such determination letter has not been revoked and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (B) each Benefit Plan has been administered in accordance with its terms including all requirements to make contributions; (C) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Benefit Plan or the imposition of any material liability or material lien on the assets of Holdco or any Holdco Subsidiary under ERISA or the Code in respect of any Benefit Plan, and no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA or under Sections 412 or 4971 of the Code has been or is reasonably expected to be incurred by Holdco or any Holdco Subsidiary; (D) there are no pending or, to Holdco’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; (E) to Holdco’s knowledge, there are no pending or threatened claims against any fiduciary of any of the Benefit Plans with respect to their duties to the Benefit Plans; (F) to Holdco’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans; (G) Holdco and each Holdco Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees any retiree health or life insurance or other retiree death benefits on a permanent basis, other than those retirement benefits provided for under Holdco and any Holdco Subsidiary’s collective bargaining agreement;
     (c) None of Holdco, or any Holdco Subsidiary or any other person or entity under common control with Holdco within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each individual who performs services for Holdco or any Holdco Subsidiary (other than through a contract with an entity other than Holdco or any Holdco Subsidiary) and who is not treated as an employee of Holdco or any Holdco Subsidiary has been properly characterized as not being an employee for such purposes.
     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any termination of employment or other event) will (A) result in any material payment (including, without limitation, severance or “excess parachute payments” (within the meaning of Section 280G of the Code), or forgiveness of indebtedness) or other material obligation becoming due to any current or former employee, officer or director of Holdco or any Holdco Subsidiary under any Benefit Plan or otherwise, (B) limit or restrict the right of Holdco or any Holdco Subsidiary to merge, amend or terminate any of the Benefit Plans, or (C) materially increase or accelerate or require the funding of any benefits otherwise payable under any Benefit Plan.
     (f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no work stoppage involving Holdco or any Holdco Subsidiary is pending or, to the knowledge of Holdco threatened; (B) neither Holdco nor any Holdco Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could affect the business of Holdco or such Holdco Subsidiary; and (C) employees of Holdco and Holdco’s Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.
     (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Foreign Plan, (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of Holdco or any Holdco Subsidiary.
     4.14. Environmental Liability.
     Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdco and the Holdco Subsidiaries is in compliance with all applicable Environmental Laws, and neither Holdco nor any Holdco Subsidiary has received any written communication alleging that Holdco is in violation of, or has any liability under, any Environmental Law, (ii) each of Holdco and the Holdco Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (iii) there are no Environmental Claims pending or, to the knowledge of Holdco, threatened against Holdco or any of the Holdco Subsidiaries and (iv) none of Holdco or any of the Holdco Subsidiaries has Released any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim against Holdco or any of the Holdco Subsidiaries.
     4.15. Intellectual Property.
     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) Holdco and the Holdco Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used in the conduct of the business of Holdco and the Holdco Subsidiaries and (B) the conduct of the business of Holdco and the Holdco Subsidiaries as currently conducted does not Infringe any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to Holdco or any Holdco Subsidiary to the effect that the conduct of the business of Holdco or such Holdco Subsidiary Infringes upon the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, Holdco and the Holdco Subsidiaries use the Intellectual Property of third parties only pursuant to valid, effective written license agreements. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdco and the Company, no third parties are infringing the Intellectual Property rights of Holdco or the Company.
     (b) All registered trademarks and registered service marks, trademark and service mark applications and, to the knowledge of Holdco, all Holdco Intellectual Property has been duly registered or application filed with the U.S. Patent and Trademark Office or applicable foreign governmental authority. Except as would not reasonably be expected to have a Material Adverse Effect, (A) none of the Holdco Intellectual Property has been adjudged to be invalid or unenforceable in whole or in part and (B) there are no actual or, to the knowledge of Holdco or the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence or ownership of any Holdco Intellectual Property.

     4.16. Board Approvals.
     The transactions contemplated by the Transaction Documents, including without limitation the issuance of the Securities and the compliance with the terms thereof and the compliance with the terms of the Equity Purchase Agreement, this Agreement and the other Financing Documents have been approved unanimously by the board of directors of each of Holdco, the Company and the Guarantors, as applicable. Each board of directors of Holdco and the Company have unanimously adopted, approved and declared advisable all of the transactions contemplated by the Transaction Documents. The Audit Committee of the Board of Directors has unanimously and expressly approved, and the Board of Directors has unanimously concurred with, Holdco’s reliance on the exception under Para. 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares and the Series B-1 Preferred Shares.
     4.17. Brokers and Finders.
     Neither Holdco, the Company nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the Transaction Documents or the transactions contemplated hereby and thereby, other than JPMorgan Chase & Co., the fees and expenses of which will be paid by Holdco. Holdco has provided the Purchasers with a copy of the documentation pursuant to which JPMorgan Chase & Co. may receive a fee in connection with the Transaction Documents or the transactions contemplated hereby and thereby.
     4.18. Collateral.
     As of the Closing Date, upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create (to the extent described therein), in favor of and for the ratable benefit of the applicable Holders of the Notes, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the actions specified in each Security Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.
     4.19. [Reserved].
     4.20. [Reserved].
     4.21. Disclosure.
     (a) To the knowledge of the Company, none of the written factual information and written data (taken as a whole) furnished by or on behalf of the Company or any of the Subsidiaries or any of their respective authorized representatives to the Purchasers on or before the Closing Date for purposes of or in connection with this Agreement contained, when furnished, any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 4.21(a), such factual information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature.
     (b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     4.22. [Reserved].
     4.23. Properties.
     Holdco and each of its Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Permitted Liens), except where the failure to have such good title has not or is not reasonably likely to have a Material Adverse Effect.
     4.24. Solvency.
     As of the Closing Date, immediately after giving effect to the issuance and sale of the Notes and the consummation of the Transactions, and after giving effect to the application of the proceeds of Notes and the Company Credit Facilities, Holdco and the Company on a consolidated basis with their Subsidiaries will be Solvent.
     4.25. No Registration Required.
     As of the Closing Date, subject to compliance by the Purchasers with the representations and warranties set forth in this Section 4 and with the procedures set forth in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchasers in the manner contemplated by this Agreement, the Indenture and the other Financing Documents, (i) to register the Notes under the Securities Act or pursuant to any of the laws of the States or the United States, or (ii) to qualify the Indenture under the TIA.
     4.26. No Integration of Offerings or General Solicitation.
     As of the Closing Date, none of Holdco, its Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) within the six-month period immediately prior to the Effective Date, directly or indirectly, solicited any offer to buy or offered to sell, sold, or issued and will not, for six months immediately following the Effective Date, directly or indirectly, solicit any offer to buy or offer to sell, sell, or issue in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act.
     As of the Closing Date, none of Holdco, its Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

     As of the Closing Date, with respect to those Notes sold in reliance upon Regulation S, (i) none of Holdco, its respective Affiliates, or any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.
     4.27. Eligibility for Resale under Rule 144A.
     As of the Closing Date, the Notes will be eligible for resale pursuant to Rule 144A and will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
     4.28. Margin Regulations.
     As of the Closing Date, neither the issuance and sale of the Notes nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X.
     4.29. Investment Company Act.
     None of Holdco, the Company and the Guarantors is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act or controlled by such a company.
     4.30. Opinions of Financial Advisors.
     The Board of Directors of Holdco has received the opinions of JPMorgan Chase & Co., dated as of the Signing Date, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the Effective Date, and the opinions of Duff & Phelps, LLC, dated as of the Signing Date, and March 10, 2008, which such March 10, 2008 opinion shall be updated as of the Effective Date, each to the effect that, as of such dates, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company and Holdco pursuant to this Agreement is fair from a financial point of view to the Company and Holdco (the “Fairness Opinions”). Correct and complete copies of the Fairness Opinions have been delivered to the Purchasers.
     4.31. CAG, Inc.
     At the Lead Sponsor’s written request, Holdco has formed MoneyGram Investments, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco, and has merged CAG, Inc. into MoneyGram Investments, LLC, which will be treated as a disregarded entity for Tax purposes.
     4.32. Signing Date Representations and Warranties.
     All of the representations and warranties set forth in the Original Note Purchase Agreement were true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case the representation and warranties must be true and correct in all respects) as of the Signing Date; provided, that any such representations and warranties that are subject to matters “Previously Disclosed” are limited to matters Originally Previously Disclosed.

SECTION 5.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASERS
     5.1. Representation and Warranties.
     Each Purchaser, severally and not jointly, represents and warrants to the Company as of the Effective Date as follows:
     (a) Purchase.
     (i) Such Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.
     (ii) Such Purchaser understands that the Notes have not been and, except as provided in the Registration Rights Agreement with respect to the Notes, when issued, will not be registered under the Securities Act or any state or other securities law, that the Notes will be issued by the Company in transactions exempt from the registration requirements of the Securities Act, that it must hold the Notes indefinitely and not offer or sell the Notes except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act and in compliance with applicable state laws and in compliance with Section 8.
     (iii) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
     (iv) Such Purchaser is a Qualified Institutional Buyer or an “institutional accredited investor” (within the meaning of Regulation D).
     (v) Except as otherwise disclosed by such Purchaser to the Company and the investment banking advisory fee payable to Goldman Sachs & Co. or any of its Affiliates, such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchasers except as otherwise provided for in the Agreement.
     (vi) Such Purchaser has been furnished with or has had access to the information it has requested from the Company and its Subsidiaries and has had an opportunity to discuss with the management of the Company and its Subsidiaries the business and financial affairs of the Company and its Subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks of such investment and form an investment decision with respect thereto.
     (b) Due Organization; Power and Authority.
     Each Purchaser is an: exempted company with limited liability, corporation, limited liability company or partnership, as the case may be, duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which has not or is not reasonably likely to have a Material Adverse Effect.

     (c) Power; Authorization; Enforceability.
     The execution, delivery and performance of this Agreement and the other Financing Documents to which such Purchaser is a party are within its corporate, limited liability company or limited partnership, as the case may be, power and authority and have been duly authorized by all necessary action of such Purchaser, and constitute legal, valid and binding agreements of such Purchaser enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and subject to general principles of equity and except that no representation or warranty made with respect to any matter related to indemnification and contribution or exculpation contained herein.
     (d) No Actions or Proceedings.
     There are no legal or governmental actions, suits or proceedings pending or, to any Purchaser’s knowledge, threatened against or affecting such Purchaser, or any of their respective properties or assets which, if adversely determined, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Purchaser to consummate any of the transactions contemplated by the Financing Documents.
     (e) No Violation.
     Neither the execution, delivery or performance by any Purchaser of the Financing Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material Law, or (b) violate any provision of the certificate of incorporation, by-laws or other organizational documents of any Purchaser or any contract to which such Purchaser is a party except in each case as has not or is not reasonably likely to have a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder or thereunder.
     5.2. Notice of Transfers of the Notes.
     The Initial Purchasers hereby covenant and agree to provide prompt written notice to the Company upon consummation of any transaction pursuant to which the Initial Purchasers cease to constitute the Required Holders.
SECTION 6.
PRE-CLOSING COVENANTS
     6.1. Access.
     From and after the Signing Date until the Closing Date, Holdco and the Company have, will, and will cause their Subsidiaries to:
     (a) (i) provide the Purchasers, as soon as available, with (x) monthly and quarterly unaudited consolidated financial statements of Holdco and its Subsidiaries, audited consolidated annual financial statements of Holdco and its Subsidiaries and an annual budget of Holdco and its Subsidiaries; and (y) updates and “flash reports” of the same type and in the same frequency of delivery in all material respects as had been delivered to the Initial Purchasers by Holdco immediately prior to the Signing Date; (ii) permit access to, and make available to the Initial Purchasers’ representatives and their accounting and legal advisors for inspection and review, the properties, books, records, accounts and documents of or relating to Holdco and its Subsidiaries, and (b) make available at reasonable times and to a reasonable extent officers and employees of Holdco and its Subsidiaries to discuss with the Initial Purchasers and their accounting and legal advisors the business and affairs of Holdco and its Subsidiaries. In addition, Holdco and its Subsidiaries shall provide the Purchasers with substantially the same information as shall be provided to the lead arranger, the administrative agent and/or the lenders in respect of the Company Credit Facilities. Subject to Section 10.14, the Purchasers may share the foregoing information with their respective lenders and their respective consultants and advisors (including rating agencies), so long as such lenders or other parties have entered into a customary confidentiality agreement with the Purchasers.
     (b) subject to compliance with applicable laws and confidentiality obligations to third parties, promptly provide true and correct copies of all documents, reports, financial data, and such additional financial and other information with respect to Holdco, the Company and their Subsidiaries as each Purchaser (and any parent company of a Purchaser that is a venture capital operating company) may from time to time reasonably request.
     6.2. Investment Policy.
     Without the prior written consent of all of the Initial Purchasers, prior to the Closing, Holdco shall not and shall not permit the Holdco Subsidiaries to (i) make investments in a manner that is in contravention of the investment policy as set forth on Schedule H to the Equity Purchase Agreement (the “Investment Policy”); provided that, notwithstanding the foregoing, any securities held or sold by Holdco set forth on Schedule B-1 or Schedule C to the Equity Purchase Agreement shall not be considered to be held or sold in contravention of the Investment Policy, or (ii) sell, unwind, assign, abandon or otherwise transfer or dispose of any of the securities listed on Schedule B-1 (other than those securities sold or otherwise transferred in accordance with Schedule B-1 to the Equity Purchase Agreement through March 7, 2008) or Schedule C to the Equity Purchase Agreement.
     6.3. Ordinary Course.
     Except as otherwise expressly permitted or required by the Transaction Documents, permitted by Section 4.9 of the Equity Purchase Agreement or as set forth on Section 3.3(a) of the Company Disclosure Schedule (as defined in the Equity Purchase Agreement), during the period from the Signing Date until the earlier of the Closing Date and the Termination Date, Holdco has and shall conduct its business, and has and shall cause its subsidiaries to conduct their respective businesses, in all material respects in the ordinary course, including, without limitation, paying its obligations, including customer signing bonuses, capital expenditures, taxes and other accounts payable, in the ordinary course of business consistent with past practice. Holdco shall not declare or pay any dividend or distribution on any securities of Holdco on or prior to the Closing.
SECTION 7.
POST-CLOSING AFFIRMATIVE COVENANTS
     The Company covenants and agrees with each Purchaser that so long as such Purchaser holds any Notes and until the principal amount of (and premium, if any, on) such Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable), shall have been paid in full:
     7.1. Future Reports to Purchasers.
     The Company will deliver (x) to each Purchaser copies of all financial statements, reports certificates and notices that are provided to the lead arranger, the administrative agent, or the Lenders (as defined in the Company Credit Facilities) under the Company Credit Facilities concurrently with the delivery thereof under the Company Credit Facilities and (y) to each Purchaser (unless such Purchaser no longer holds any Notes) and any Holder that is an Affiliate of the Purchasers:
     (a) Financial Statements. As soon as available, but in any event not later than thirty (30) days after the end of each of the first two months of each fiscal quarter of Holdco, a company-prepared consolidated balance sheet of Holdco and its consolidated Subsidiaries, and the Company and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income in a form customarily prepared by management for each of Holdco and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries (such form having previously been provided to the Initial Purchasers) for such monthly period, to fairly present in all material respects the consolidated financial condition of Holdco and its consolidated Subsidiaries and the Company and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and to be prepared in reasonable detail, and such financial statements, shall be accompanied by a compliance certificate executed by the Chief Financial Officer or other senior executive officer setting forth in reasonable details the calculations evidencing compliance with the Minimum Liquidity Ratio set forth in Section 4.27 of the Indenture.
     (b) Adjusted EBITDA calculation. As soon as it is available, but in any event not later than 90 days after the end of each fiscal year, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a presentation of Adjusted EBITDA of Holdco and the Holdco Subsidiaries and the Company and the Company Subsidiaries.
     (c) Budget. Within 60 days after the commencement of each fiscal year of each of Holdco and its consolidated Subsidiaries (commencing with the fiscal year ending December 31, 2008), a budget of Holdco and its consolidated Subsidiaries for such fiscal year in the form approved by the Board of Directors of Holdco.
     (d) Auditors’ Reports. Promptly upon receipt thereof, copies of all final written reports submitted to Holdco, the Company or to any of their Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of Holdco, the Company or any of its Subsidiaries made by such accountants.
     (e) Other Information. Promptly, copies of all financial statements, proxy statements, notices and reports that Holdco or any of its Subsidiaries will send to the holders of any publicly issued debt or equity of Holdco or any of its Subsidiaries as a group and, with reasonable promptness, such other non-confidential relevant information (financial or otherwise) as any Purchaser may reasonably request in writing from time to time.
     (f) Inspection. Upon the reasonable request of the Required Holders, the Company will, and will cause each of its Subsidiaries to, at the Company’s reasonable expense, permit any Holder to visit and inspect any of the properties of the Company and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that such Company may, if it so chooses, be present and participate in any such discussion), in each case upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     (g) Notices. The Company will promptly furnish to the Purchasers written notice of the following (and in no event later than five (5) Business Days) after any Responsible Officer of the Company becomes aware thereof:

     (i) any breach or non-performance of, or any default under, any contract of Holdco or any of its Subsidiaries, or any violation of, or non-compliance with, any Law, which has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof, or the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdco any of its Subsidiaries which has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect;
     (ii) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, has or is reasonably likely to have a Material Adverse Effect;
     (iii) (A) the receipt by the Company or any of its Subsidiaries of any written notice of violation of or potential liability or similar notice under Environmental Law, (B)(x) unpermitted releases, (y) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (z) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (x), (y) and (z) above (and, in the case of clause (z), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in liabilities in excess of $10,000,000, and (C) the receipt by the Company or any of its Subsidiaries of notification that any property of the Company or any of its Subsidiaries is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, any liabilities from Environmental Matters;
     (iv) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Holdco or any of its Subsidiaries if the same has or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect;
     (v) the creation, establishment or acquisition of any Subsidiary or the issuance by or to Holdco or any of its Subsidiaries of any Equity Interest; and
     (vi) any other development that results in, or has or is reasonably likely to have a Material Adverse Effect.
          Each notice delivered under this Section 7.1(g) shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice (including a description with particularity of any and all clauses or provisions of this Agreement or any Financing Document that have been breached or violated) and any action taken or proposed to be taken with respect thereto.
     7.2. Patriot Act and Anti-Money Laundering.
     Holdco and its Subsidiaries:
     (a) will comply with the Patriot Act and all applicable regulations and executive orders issued thereto and any other applicable AML Laws,

     (b) will refrain from taking any action that would result in a violation by the Purchasers of the Patriot Act and all applicable regulations and executive orders issued thereto or any other applicable AML Laws, and
     (c) without limiting the generality of the foregoing, will:
     (i) establish and adhere to a program to ensure the filing of all required reports under the AML Laws, and
     (ii) establish and adhere to a program and all other requirements to perform due diligence as required by the Bank Secrecy Act, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.3. U.S. Economic Sanctions.
     Holdco and its Subsidiaries:
     (a) will comply with any U.S. Economic Sanction imposed by any rule, regulation or statute of the United States, including, without limitation, those administered by OFAC and any other applicable laws imposing economic sanctions,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of U.S. Economic Sanctions, and
     (c) without limiting the generality of the foregoing, will not approve, facilitate, or fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of any country with respect to which U.S. persons, as defined in U.S. Economic Sanctions, are prohibited by U.S. Economic Sanctions from doing business, except to the extent otherwise permitted by the relevant Governmental Authority, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.4. FCPA and Anti-Bribery Limitations.
     Holdco and its Subsidiaries:
     (a) will comply with the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery or anti-corruption laws,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, and
     (c) without limiting the generality of the foregoing, neither the Holdco nor any of its Subsidiaries, will offer, promise to pay, or authorize the payment of any money, or will offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity, to any Governmental Official or to any person under circumstances where such Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

     (i) influencing any act or decision of such Government Official in his official capacity,
     (ii) inducing such Government Official to do or omit to do any act in violation of his lawful duty,
     (iii) securing any improper advantage,
     (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
     (v) in order to assist Holdco or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to any company or a Subsidiary thereof, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.5. Export Control Limitations.
     Holdco and its Subsidiaries:
     (a) will comply with the export controls administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State and any other laws imposing export controls, and
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the export controls imposed by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State or any other applicable laws imposing export controls, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.6. Customs and Trade Remedy Laws.
     Holdco and its Subsidiaries:
     (a) will comply with Title 19 of the United States Code and with any other applicable customs and trade remedy law,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of Title 19 of the United States Code or any other applicable customs or trade remedies law, and
     (c) without limiting the generality of the foregoing, will pay all tariffs and penalties lawfully imposed by the U.S. Customs and Border Protection Agency, U.S. Department of Commerce, or any other government agency on the importation of goods and will not import or attempt to import any goods prohibited by any applicable customs law, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.7. Anti-Boycott Laws.
     Holdco and its Subsidiaries:

     (a) will comply with the Export Administration Act and the Code and with any other applicable Anti-boycott Laws,
     (b) will refrain from taking any action that would result in a violation by the Purchasers of the Export Administration Act and the Code or any other applicable law regarding boycotts issued by a foreign government and not endorsed by the United States, and
     (c) without limiting the generality of the foregoing, will not refuse or agree to refuse to do business with Israel or any other nation or company subject to a boycott not endorsed by the United States, agree to discriminate or discriminate against any person on the basis of race, religion, sex, national origin, or nationality, nor implement letters of credit containing terms or conditions prohibited by the Anti-boycott Laws, in each case, except as could not reasonably be expected to have a Material Adverse Effect.
     7.8. Cross-Border Investment Restrictions.
     Holdco and its Subsidiaries will comply with any and all conditions imposed on Holdco and its Subsidiaries by any Governmental Authority as a result of obtaining the approval of or licensing from such Authority in order for the Transactions and this Agreement to have full legal effect under all applicable laws, except as could not reasonably be expected to have a Material Adverse Effect.
     7.9. Information Related to Alternative Transactions.
     Until the expiration of the Go-Shop Period (as defined in the Equity Purchase Agreement) and prior to the Termination Date, Holdco and the Company shall provide promptly to the Purchasers any bonafide bid which may replace or supplement the Transactions, subject to any ordinary or customary confidentiality obligations.
     7.10. Board Observer Rights.
     So long as the Initial Purchasers constitute the Required Holders, Holdco agrees to insure that the Initial Purchasers shall receive copies of all notices, reports, written presentations, board papers, minutes of meetings of the board of directors (or comparable policy-making bodies) and other written information distributed to members of the board of directors (or comparable policy-making bodies) of Holdco or to the members of the executive or similar committee of the board of Holdco (collectively, “Board Papers”) at the same time as such Board Papers are made available to the board for purposes of regular board meetings or to the members of the executive or similar committee of the board for purposes of such committee meetings. So long as the Initial Purchasers constitute the Required Holders, the Initial Purchasers shall have the right to designate a person to attend, and participate and furnish advice in, all meetings of the board of directors (or comparable policy-making bodies) of Holdco and the executive or similar committee of the board of Holdco in person or telephonically as a non-voting observer (the “Board Observer”), and such person shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such board (or comparable policy-making bodies) and such committee without voting, it being understood that the Initial Purchasers may from time to time change the identity of such observer. The observer attending board or committee meetings shall be entitled to reimbursement from Holdco for reasonable and documented travel and other out-of-pocket expenses incurred in attending such board and committee meetings (plus VAT or the overseas equivalent). Notwithstanding the foregoing, the Board Observer may be excluded from any such meeting (or portion of such meeting) or may not receive all or a portion of Board Papers relating to any such meeting where, in the good faith discretion of the board exercised on a case by case basis after consideration of all relevant factors, it would not be appropriate because of a conflict of interest for such Board Observer (as a representative of the Initial Purchasers) to participate in such meeting (or portion thereof) or to receive the Board Papers relating to any such meeting (or portion thereof).
     7.11. Changes to Investment Policy.
     So long as the Initial Purchasers constitute the Required Holders, the Initial Purchasers agree to consider in good faith such changes to the Investment Policy relating to Holdco’s and the Holdco Subsidiaries’ investment portfolio (and the related definitions of “Highly Rated Investments” contained in the Indenture) as Holdco and the Lead Sponsor may reasonably request, taking into account, without limitation, the objective of preservation of capital, risk mitigation and liquidity, as well as the composition of and risks related to Holdco’s and its Subsidiaries’ liabilities (and, with due regard to the opinions of such third party experts the Initial Purchasers may consult with regarding the same); provided that any decision by the Initial Purchasers to accept any changes proposed by Holdco or the Lead Sponsor to the Investment Policy shall be made in the sole discretion of the Initial Purchasers.
SECTION 8.
PROVISIONS RELATING TO RESALES OF NOTES
     8.1. Private Offerings.
     At any time after the Closing Date, the Notes may be sold, pledged or otherwise transferred in Private Offerings (in addition to resales under a registration statement which are registered under the Securities Act), provided that the following provisions shall apply:
     (a) Offers and Sales. Offers and sales of the Notes will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. To the extent an offer or sale is intended to be made in compliance with Rule 144A, each such offer or sale shall only be made to persons who are Qualified Institutional Buyers and only in accordance with Rule 144A under the Securities Act. To the extent an offer or sale is intended to be made in accordance with Regulation S, the offer or sale shall be made to a “non-U.S. Person” and otherwise in compliance with Regulation S. Offers and sales of the Notes may also be made in accordance with any other applicable exemption under the Securities Act.
     (b) No General Solicitation. To the extent an offer or sale is intended to be made in accordance with Rule 144A, no general solicitation or general advertising (within the meaning of Rule 502(c)) will be used in the United States and to the extent an offering is intended to be made in accordance with Regulation S, no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Notes.
     (c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 8.1, which is intended to be made in compliance with Rule 144A, such third parties shall be a Qualified Institutional Buyer, or a non- U.S. person outside the United States.
     (d) Restrictive Legend. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear such legends as are required under the Indenture and the Purchasers shall obtain such opinions or certificates required by the legend thereof in any sale or pledge or other transfer of the Notes.

     (e) Restrictions on Sale/Confidentiality. Each Subsequent Purchaser must agree to be bound, and cause their transferees to be bound, by Sections 8, 10.2(c) and 10.14 of this Agreement as if it was a Purchaser hereunder.
     (f) Subsequent Purchaser. Each Subsequent Purchaser who does not purchase in an offering registered under the Securities Act shall be informed that the Notes have not been registered under the Securities Act are being sold to them on an unregistered basis under Rule 144A or another applicable exemption from registration and may only be sold in a registered offering pursuant to Rule 144 or Regulation S, or pursuant to any other available exemption.
     (g) Rule 144A Information. The Company agrees that, in order to render the Notes eligible for resale pursuant to Rule 144A under the Securities Act, while any of the Notes remain outstanding, and to the extent constitute registrable securities under the Registration Rights Agreement, it will make available, upon request, to any holder of Notes or prospective purchasers of Notes the information specified in Rule 144A(d)(4), unless the Company or Holdco is subject to the filing requirements of, and is in compliance with, Section 13 or 15(d) of the Securities Exchange Act of 1934.
     (h) Rule 144 Information. The Company agrees that, in order to render the Notes eligible for resale pursuant to Rule 144 under the Securities Act, while any of the Notes remain outstanding, it will make available “current public information” in a manner such that clause (c) of Rule 144 will be satisfied; provided such obligation does not require Holdco to file its Form 10-K for the fiscal year ended December 31, 2007 during any specific time frame and for so long as Holdco is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and is guarantor of the Notes this covenant shall be deemed satisfied by Holdco making current public information available.
     (i) [Reserved].
     (j) European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Purchaser represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:
     (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (ii) to any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and
     (iii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     (k) Each Purchaser represents and agrees that:
     (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company;
     (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and
     (iii) none of it and its Affiliates have entered nor will enter into any contractual arrangement with respect to the distribution of the Notes except with the prior written consent of the Company.
     8.2. Procedures and Management Cooperation in Private Offerings.
     The Company agrees that, at the request of the Purchasers, the Company will use commercially reasonable efforts to cause the Notes to (i) be registered in book-entry form in the name of Cede & Co., as nominee of DTC pursuant to a customary form DTC Agreement, and (ii) be eligible for the National Association of Securities Dealers, Inc. PORTAL market. At the request of the Purchasers, management of Holdco will in connection with a transfer of the Notes, use commercially reasonable efforts to cooperate with the Holders in any effort by the Holders to sell the Notes, including meeting with potential purchasers and providing due diligence information to potential purchasers; provided that (1) such efforts shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (2) the Company and its Subsidiaries shall not be required to provide any assistance at any time a Shelf Registration Statement (as defined in the Registration Rights Agreement) is effective and not suspended; (3) the Company and its Subsidiaries shall not be required to provide any assistance at any time any event or development which would permit them to suspend a Shelf Registration Statement has occurred; (4) the Company and its Subsidiaries shall not be obligated to provide assistance more often than once in each 12 month period or more than three times during the term of the Notes; (5) the Company and its Subsidiaries shall not be required to incur any expense or cost other than those associated with attending meetings in its offices and producing diligence materials at such location; (6) so long as Holdco or the Company is subject to or complying with the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, any private placement memorandum provided by the Company and Subsidiaries shall not be more extensive than that customarily provided by such reporting companies in a private placement; (7) other than as required by Law or as the Company may otherwise agree, the Company and its Subsidiaries shall have no indemnity obligations to the Purchasers or potential purchasers; and (8) each potential purchaser shall agree to be bound to confidentiality arrangements similar to those set for in Section 10.14 of this Agreement.

     8.3. No Integration.
     The Company will not, and will not permit its Affiliates to, make any offer or sale of securities of any class if, as a result of the doctrine of “integration” referred to in Rule 502, such offer or sale would render invalid, for the purpose of (i) the sale of the Notes by the Company to the Purchasers or (ii) the resale of Notes, as the case may be, by the Purchasers to Subsequent Purchasers or (iii) the resale of Notes by any such Subsequent Purchaser to others any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.
SECTION 9.
EXPENSES AND INDEMNIFICATION
     9.1. Expenses.
     The Company will (whether or not the Closing occurs) reimburse the Purchasers for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and disbursements of one firm of outside counsel and any local counsel, if necessary) incurred by the Purchasers in connection with the transactions contemplated by this Agreement and the other Financing Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or the other Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, or the other Financing Documents, including in connection with any insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Financing Documents or by the Notes.
     9.2. Indemnification.
     The Company will indemnify and hold harmless the Purchasers and each of their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons (each. an “Indemnitee”) from and against any and all actual losses, claims, damages or liabilities to any such Indemnitee in connection with or as a result of (i) the execution or delivery of any Financing Document or the performance by the parties to the Financing Documents of their respective obligations hereunder and thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the issuance of Notes or the use of the proceeds therefrom, (iii) any liability with respect to Environmental Claims or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
     9.3. Waiver of Punitive Damages.
     To the extent permitted by applicable law, none of the parties hereto shall assert, and each hereby waives, any claim against the other parties (including their respective Affiliates, partners, stockholders, members, officers, directors, agents, employees and controlling persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Transactions, this Agreement, the other Financing Documents, the Notes or the use of proceeds thereof.
     9.4. Survival.
     The obligations of the Company under this Section 9 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement.
     9.5. Tax Treatment of Indemnification Payments.
     Any indemnification payment pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, except as otherwise required by applicable law.
SECTION 10.
MISCELLANEOUS
     10.1. Notices.
     Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid; in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:
     (i) if to an Initial Purchaser, to it at the address specified on Schedule 2.2; with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: F. William Reindel, Esq., or at such other address as the Initial Purchaser or its nominee shall have specified to the Company in writing;
     (ii) if to the Company or any Guarantor, to it at the address: 1550 Utica Avenue South, Suite 100, Minneapolis MN 55416, Attention: General Counsel and Chief Financial Officer; with a copy to: Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, NY 10022, Attention: Ashley Gregory, Esq or at such other address as the Company shall have specified to the Purchasers in writing.
     10.2. Benefit of Agreement and Assignments.
     (a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of a Note); provided, however, (i) that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the Required Purchasers; (ii) for purposes of clarity, any assignee of a Purchaser who is not an affiliate of such Purchaser shall not be entitled to the benefits of the covenants contained in Sections 6.1, 7, the last sentence of Section 8.2, or 9 herein; and (iii) any assignee of a Purchaser who acquires Notes in an offering registered under the Securities Act shall not be entitled to the benefit of the covenants in this Agreement.
     (b) Nothing in this Agreement or in any other Financing Document, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.
     (c) Prior to the Closing, no Purchaser may assign its rights hereunder provided the Purchasers may assign the rights to purchase all or any portion of the Notes allocated to such Purchaser pursuant to Schedule 2.2 to any, direct or indirect, wholly-owned subsidiary of such Purchaser or any Affiliate of such Purchaser, subject to such subsidiary or Affiliate, as the case may be, making the representations and warranties set forth in Section 5, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder.
     (d) The parties hereto expressly acknowledge and agree that that upon execution of a counterpart signature page hereto, each Purchaser to whom the rights hereunder have been assigned shall become party to this Agreement for all purposes hereof.
     (e) Notwithstanding anything to the contrary contained herein, no Purchaser may assign any right to purchase all or any portion of the Notes or any Notes to any direct competitor of the Company and its Subsidiaries or Affiliate of such competitor.
     10.3. No Waiver; Remedies Cumulative.
     No failure or delay on the part of any party hereto or any Purchaser in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party or Purchaser shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies that the parties or Purchasers would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Purchasers to any other or further action in any circumstances without notice or demand.
     10.4. Amendments, Waivers and Consents.
     Subject to the second sentence of this Section 10.4, this Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company, provided, however, that no such amendment or waiver may, without the prior written consent of the holders of a majority in principal amount of the outstanding Notes held by the Purchasers, as applicable, amend or waive the provisions of which the Purchasers are beneficiaries. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon.
     As used herein, the term “Agreement” and references thereto means this Agreement as it may from time to time be amended, restated, supplemented or modified.

     10.5. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. For the purposes of the Closing, signatures transmitted via telecopy (or other facsimile device) will be accepted as original signatures.
     10.6. Reproduction.
     This Agreement, the other Financing Documents and all documents relating hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each of the Purchasers and the Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 10.6 shall not prohibit the Company, any other party hereto or any Purchaser from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
     10.7. Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     10.8. Survival of Covenants and Indemnities; Representations.
     (a) All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.
     (b) All representations and warranties made by Holdco and the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes, and the payment of principal of the Notes and the issuance and delivery of the Notes, and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers.
     10.9. Governing Law; Submission to Jurisdiction; Venue.
     (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
     (b) If any action, proceeding or litigation shall be brought by any party hereto in order to enforce any right or remedy under this Agreement or any of the Notes, such party hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.
     (c) Each party hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 10.1, such service to become effective thirty (30) days after such mailing.
     (d) Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. If service of process is made on a designated agent it should be made by either personal delivery or mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.
     (e) THE COMPANY, EACH PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE NOTES.
     10.10. Severability.
     If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to such illegal, invalid or unenforceable provision.
     10.11. Entirety.
     This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.
     10.12. Construction.
     Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
     10.13. Incorporation.
     All Exhibits and Schedules attached hereto or referred to herein are incorporated as part of this Agreement as if fully set forth herein.

     10.14. Confidentiality.
     (a) Subject to the provisions of clause (b) of this Section 10.14, each Purchaser agrees that it will not disclose without the prior consent of the Company (other than to its employees, auditors, investors, partners, creditors, lenders, rating agencies, advisors or counsel, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such person has entered into a customary confidentiality agreement obligating such person to keep such information confidential or is otherwise bound by an appropriate confidentiality obligation) any nonpublic information which has been furnished to such Purchaser in connection with its administration of the investment in the Notes or is now or in the future furnished pursuant to this Agreement or any other Financing Document (including Section 8.1 hereof); provided that any Purchaser may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 10.14(a) by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 10.14(a), (ii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having jurisdiction over such Purchaser or to the SEC or similar organizations (whether in the United States of America or elsewhere), (iii) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) in order to comply with any applicable law and (v) to any prospective or actual Subsequent Purchaser in connection with any contemplated transfer of any of the Notes by such Purchaser; provided that any prospective Subsequent Purchaser expressly agrees in writing with or for the benefit of the Company to be bound by the confidentiality provisions contained in this Section 10.14 or a substantially similar confidentiality obligation. Each Purchaser agrees that in the event it intends to disclose confidential information in accordance with clauses (ii), (iii) or (iv) above, it shall, to the extent reasonably practicable, provide the Company notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order or confidential treatment of the information being disclosed.
     (b) For the purposes set forth in Section 10.14(a), the Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic information regarding the creditworthiness of the Company and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 10.14 to the same extent as such Purchaser.
     10.15. Termination; Survival.
     The obligations and representations of the parties hereto shall automatically terminate upon the Termination Date; provided, however, that Sections 9, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.18, 10.19 shall survive and shall remain in full force and effect notwithstanding the termination of this Agreement.
     10.16. Maximum Rate.
     In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by applicable law. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage “per annum”) or fee that the parties could validly have agreed to by contract on the Effective Date under applicable law.

     10.17. Patriot Act.
     The Purchasers hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Purchasers may be required to obtain, verify and record information that identifies the Company and its Subsidiaries, including their respective names and addresses other information that will allow the Purchasers to identify the Company and its Subsidiaries in accordance with the Patriot Act.
     10.18. Currency.
     All dollar amounts referred to in this Agreement are in lawful money of the United States.
     10.19. Further Assurances.
     Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.
     10.20. Sole Discretion.
     Holdco and the Company agree that they shall not challenge or dispute any action or decision taken by any of the Purchasers that, pursuant to the terms of this Agreement, any of the Purchasers is entitled to take in its sole discretion.
     10.21. No Waivers.
     Except as specifically set forth in this Second Amended and Restated Agreement, the execution, delivery and performance of this Second Amended and Restated Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under, this Agreement or any of the exhibits or schedules thereto.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE,
INC.

By:	/s/ Philip Milne

Name: Philip Milne
Title: Chairman, President and Chief Executive Officer

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Philip Milne

Name: Philip Milne
Title: Chairman, President and Chief Executive Officer
[Second Amended and Restated Note Purchase Agreement Signature Page]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GSMP V ONSHORE US, LTD.

By:	/s/ Bradley Gross

Name: Bradley Gross
Title: Managing Director and Vice President

GSMP V OFFSHORE US, LTD.

By:	/s/ Bradley Gross

Name: Bradley Gross
Title: Managing Director and Vice President

GSMP V INSTITUTIONAL US, LTD.

By:	/s/ Bradley Gross

Name: Bradley Gross
Title: Managing Director and Vice President
[Second Amended and Restated Note Purchase Agreement Signature Page]

Acknowledged and Agreed by:

THL Credit Partners, L.P.,

By: THL Credit Partners GP, L.P., its general partner,

By: THL Credit Group GP, LLC, its general partner,

By:	/s/ Sam Tillinghast

Name: Sam Tillinghast
Title: Vice President
[Second Amended and Restated Note Purchase Agreement Signature Page]